UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 23, 2008

FORTUNE INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

INDIANA
(State of incorporation or organization)

0-19049
(Commission file number)

20-2803889
(I.R.S. Employer
Identification No.)

6402 CORPORATE DRIVE
INDIANAPOLIS, INDIANA 46278
(Address of principal executive offices)

(317) 532-1374
(Registrant’s Telephone Number,
Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Preliminary Note:
This Form 8-K/A amends the Form 8-K filed by Fortune Industries, Inc. (the “Company”) on May 30, 2008 (the “Original 8-K”), to disclose that the Audit Committee of the Company’s Board of Directors discussed with the Company’s independent accounting firm the matters disclosed in the Original 8-K pursuant to Item 4.02.  The Original 8-K is not changed in any other respects. In accordance with Securities Exchange Act Rule 12b-15, the complete text of Item 4.02 as amended is set forth below.

Item 4.02.  Non-Reliance on Previously Issued Financial Statements.

On May 22, 2008, the Audit Committee of the Company’s Board of Directors concluded, based upon the recommendation of the Company’s management that the Company will restate its previously issued financial statements for the quarters ended February 28, 2007, May 31, 2007, and for the year ended August 31, 2007, included in the Company’s Annual Report on Form 10-K, and for the quarters ended November 30, 2007, and February 29, 2008.  On May 23, 2008, the Board of Directors passed a resolution approving the proposed restatement.  The Company’s previously issued financial statements for these periods should therefore no longer be relied upon.

In the course of a routine SEC review of the Company’s prior periodic filings, the SEC issued a comment letter alerting the Company to possible incorrect applications of certain accounting principles.

The need to restate the Company’s financial statements is primarily due to the incorrect application of generally accepted accounting principles related to the balance sheet classification of debt.  As a result, the restatement will reclassify as short-term certain debt which was previously classified as long-term, and certain other matters.

The restatement will not have any impact on the Company’s income statements or earnings for the affected periods.  The Company expects to file an amended Form 10-K and Forms 10-Q for the relevant periods with the SEC as soon as feasible.

The Audit Committee discussed with the Company’s independent accounting firm the matters disclosed in this Form 8-K pursuant to this Item 4.02.

Item 9.01.  Financial Statements and Exhibits.

None.

Signatures.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FORTUNE INDUSTRIES, INC.

Date: June 6, 2008	By: /s/ John F. Fisbeck
John F. Fisbeck
Chief Executive Officer